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                                                                    EXHIBIT 99.1


                                                     [INTERLEUKIN GENETICS LOGO]


FOR IMMEDIATE RELEASE

INTERLEUKIN GENETICS COMPLETES INDUSTRY-LEADING PERSONALIZED CONSUMER PRODUCTS STRATEGIC ALLIANCE

WALTHAM, MA - MARCH 5, 2003 - Interleukin Genetics, Inc. (OTCBB:ILGN) announced today that it entered into a broad strategic alliance with several affiliates of the Alticor family of companies to develop and market novel nutritional and skin care products. The alliance will utilize Interleukin Genetics' intellectual property and expertise in genomics to develop personalized consumer products. Alticor has a long history of manufacturing and distributing high quality nutritional supplements and skin care products to a worldwide market.

The alliance includes an equity investment, a multi-year research and development agreement, a licensing agreement with royalties on marketed products, the deferment of outstanding loan repayment and the refinancing of bridge financing obligations. The major elements of the alliance are:

      - The purchase by Alticor of $7,000,000 of equity in the form of 5 million shares of Series A Preferred Stock for $1.40 per share, convertible into approximately 28.1 million shares of common stock at a conversion price equal to $0.25, representing 50.3% of the Company's common stock on a fully diluted basis (without taking into account the conversion into common stock of current and potential loans extended to Interleukin by Alticor). Upon achievement of a defined milestone, Alticor would contribute an additional $2,000,000 to the Company, for no additional shares, for a total equity funding of $9,000,000 and a conversion price of $0.32.

      - The right of the Series A holders to nominate and elect four directors to a five person board. To accommodate the election of the four Series A directors, anticipated by the end of March, all of Interleukin's current directors, except for Philip Reilly, Interleukin's Chief Executive Officer, have tendered their resignations.

      - A research and development agreement providing Interleukin with funding of $5,000,000, payable over the next 24 months, to conduct certain research projects with a royalty on resulting products.

      -     Credit facilities in favor of Interleukin, as follows:
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      -     $1,500,000 working capital credit line to initiate selected research agreements with third party entities approved by the board of directors of Interleukin;

      - $2,000,000 refinancing of notes previously held by Alticor, extending the maturity date and reducing the interest rate; and

      - $525,000 refinancing of bridge financing notes currently held by third parties, extending the maturity date and reducing the interest rate.

      These credit facilities will mature in December 2007, bear interest at 1% over the prime rate, are secured by a security interest in Interleukin's intellectual property, and are convertible at the election of Alticor into shares of common stock at a conversion price initially equal to $0.50 per share, subject to future adjustment.

"Alticor has made a commitment, in equity, research funding and credit facilities, of approximately $16,000,000 (and if the noted milestone is achieved, $18,000,000) to Interleukin's future," commented Philip Reilly. "We are delighted to have entered into this broad alliance with Alticor," added Philip Reilly, the CEO of Interleukin Genetics. "Our research in genomics has opened up new possibilities for using genetic information to choose products that promote wellness. With Alticor, we believe that we will have the ability to develop and market such products through a proven distribution channel."

"Alticor believes that the benefits derived from nutritional supplements will be greatly enhanced by a deeper understanding of underlying human genetics. Further, we believe that the future of personalized nutritional supplementation and skin care will be based on an individual's genetic makeup," says George Calvert, Vice President of Research and Development for Alticor. "Our alliance with Interleukin Genetics will focus on developing nutritional supplements and skin care products that benefit individuals with certain genotypes. We are very excited about our ability to use this technology to develop superior products."
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ABOUT INTERLEUKIN

Interleukin Genetics is a biotechnology company focused on inflammation. The company uses functional genomics to develop diagnostic nutritional and therapeutic products based on the genetic variations in people to help prevent or treat diseases of inflammation. Interleukin's TARxGET (Translating Advanced Research in Genomics into more Effective Therapeutics) programs focus on the areas of cardiovascular disease, osteoporosis, rheumatoid arthritis and alzheimer's disease. These products will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com

ABOUT ALTICOR INC.

Alticor (www.alticor.com) is the parent company of Amway Corp., Access Business Group LLC and Quixtar Inc. Headquartered in Ada, Michigan, USA, Alticor and its affiliates offer products, business opportunities, and manufacturing and logistics services in more than 80 countries and territories worldwide. In its most recent fiscal year, the company reported worldwide sales of $4.5 billion. For further information, please contact Alticor's media information line at
616.787.7565 or e-mail Alticor's media relations staff at mediainfo@alticor.com.

Certain statements contained herein are "forward-looking" statements including statements regarding our ability to combine our intellectual property and expertise with Alticor's manufacturing and distribution capabilities, the development of personalized nutritional and skincare products, the marketing of products and milestone payments that we may receive and the availability of credit facilities. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic products for nutritional and skin care uses, Alticor's ability to market nutritional and skin care products used in conjunction with our diagnostic tests, our ability to achieve the milestone that would result in an additional $2.0 million payment from Alticor, our ability to receive advances against the $1.5 million working capital credit line from Alticor, the ability of the managed care industry to improve patient care and better allocate resources using our products, our ability to complete clinical research and data analysis, meeting our clinical studies' endpoints, risk of market acceptance of our products, risk of technology and products obsolescence, delays in development of products, reliance on
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partners, competitive risks and those risks and uncertainties described in our
Form 10-Q for the quarter ended September 30, 2002, as filed on November 7, 2002, and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation to update these forward-looking statements.

CONTACTS:

FENEL M. ELOI                              MARK O. BAIN
Chief Operating Officer, CFO               V.P., Corporate Communications
Interleukin Genetics, Inc.                 Alticor Inc.
(781) 398-0700                             (616) 787-7565


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